UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2013

CADENCE DESIGN SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-15867	77-0148231
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2655 Seely Avenue, Building 5 San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 943-1234

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 11, 2013 (the “Effective Date”), Cadence Design Systems, Inc. (“Cadence”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire Tensilica, Inc. (“Tensilica”). Pursuant to the terms and subject to the conditions of the Merger Agreement, an indirect wholly-owned subsidiary of Cadence will merge with and into Tensilica (the “Merger”), with Tensilica continuing as the surviving corporation and as an indirect wholly-owned subsidiary of Cadence after the Merger.

The total consideration payable by Cadence is equal to $380,000,000, less adjustments relating to transaction expenses incurred by Tensilica, the exercise prices of options or warrants to purchase Tensilica stock, Tensilica’s working capital balance on the closing date of the Merger and certain other amounts (the total consideration amount as adjusted, the “Merger Consideration”). The surviving corporation in the Merger will retain all cash and cash equivalents of Tensilica at the time the Merger becomes effective (the “Effective Time”). Tensilica had approximately $30 million of cash as of December 31, 2012.

At the Effective Time, (a) each share of Tensilica preferred stock issued and outstanding immediately prior to the Effective Time (excluding shares of preferred stock converted into shares of common stock prior to the Effective Time) will be converted into the right to receive an amount of cash equal to the applicable liquidation preference of such share as set forth in Tensilica’s certificate of incorporation, (b) each share of Tensilica common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash equal to the Merger Consideration remaining after payment of all liquidation preferences payable on account of shares of preferred stock divided by the fully-diluted number of shares of Tensilica common stock, as calculated pursuant to the Merger Agreement (the “Common Per Share Amount”), (c) each vested option to purchase Tensilica common stock outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash equal to the Common Per Share Amount minus the applicable exercise price, (d) each unvested option to purchase Tensilica common stock outstanding immediately prior to the Effective Time and held by an employee of Tensilica continuing employment with Cadence immediately after the Effective Time will be assumed by Cadence and adjusted to become exercisable for shares of Cadence common stock after the Effective Time, (e) each other unvested option to purchase Tensilica common stock outstanding immediately prior to the Effective Time will be cancelled and terminated, and (f) each outstanding warrant of Tensilica will be cancelled and terminated. Twelve and one-half percent of the Merger Consideration will be deposited in an escrow account for a period of 18 months after the Effective Time, as security for indemnification claims Cadence or its affiliates may have under the Merger Agreement.

The closing of the Merger is subject to various conditions, including regulatory approvals and other customary closing conditions. The Merger Agreement may be terminated by either Cadence or Tensilica upon the occurrence of certain events, including if the Merger has not closed by July 11, 2013, which may automatically be extended to September 11, 2013 if certain conditions are satisfied, or by written consent of both Cadence and Tensilica.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Merger Agreement, which Cadence intends to file as an exhibit to a periodic report filed under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.01	Cadence Design Systems, Inc. Press Release dated March 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 11, 2013

CADENCE DESIGN SYSTEMS, INC.

By:	/s/ James J. Cowie
James J. Cowie
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.01	Cadence Design Systems, Inc. Press Release dated March 11, 2013.